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                   SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934


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                       XEROX CORPORATION
          _________________________________________________
          (Name of Registrant as Specified in Its Charter)

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                          The Document Company
                                Xerox

Xerox Corporation
800 Long Ridge Road
P.O. Box 1600
Stamford, Connecticut  06904
203 968-4515

Paul A. Allaire
Chairman & Chief Executive Officer


April 29, 1998


Dear ESOP Participant:

Ownership is our direction for 1998. We want employees not only to feel a sense of ownership of the company, but also to have real ownership in the company, and to share in its success.

That's why we are incorporating stock-based payments into the way we share profits with Xerox people under the profit sharing plan. We will offset the impact of the recently announced restructuring by making a combination of cash and stock-related payments for 1998. For 1999 and beyond, we will move to a new formula for profit sharing_one that's based on earnings growth rather than ROA_with a portion of the payout being stock related.

I want stock options to be part of the profit sharing payout. Stock options give you the opportunity to benefit financially from increases in the price of Xerox common stock. The more the stock increases, the more valuable the option. Stock options have become an important part of the Total Pay for employees who received them in the past.

The 1998 Employee Stock Option Plan will provide the shares needed to give stock options to Xerox employees eligible for profit sharing. The Plan has been presented to shareholders for their approval at this year's Annual Meeting of Shareholders on May 21. The adoption of the Plan will not affect the Employee Stock Ownership Plan (ESOP). ESOP shares will continue to be allocated to employees until the reserve is exhausted in 2003, as set forth in the Trust establishing the ESOP.

The Board of Directors of the Company recommends that shareholders vote FOR the approval of the 1998 Employee Stock
Option Plan. I want to emphasize that recommendation to you as an employee and a shareholder.

As a participant in the ESOP, you already know the impact of increased stock price. With the common stock trading at around $110, each share of stock in your ESOP account currently has a market value of about $330, more than four times the $78.25 minimum. Stock options offer you another potential opportunity to share in the success of The Document Company, along with all Xerox shareholders.

Sincerely,


Paul A. Allaire
PAA/pw

You can vote by signing and returning your Voting Instruction Card. You may also vote by phone (1-888-807-7699) or by Internet (www.equiserve.com/proxy). Your telephone or Internet vote authorizes the Trustee to vote your shares in the same manner as if you had marked, signed and returned your Voting Instruction Card. You may change your Voting Instruction at anytime before May 21 through Internet or telephone voting.

To vote by phone or Internet you will need your 13-digit control number, printed above your name and address on the Voting
Instruction Card and on the address card included with this letter.

Xerox has a confidential voting policy. Your vote, like those of all shareholders, will be held in the strictest confidence.